Exhibit 1.1

The following provision was added as a new Section 4(e) to the Agreement:

     (e) The provisions of this Agreement regarding an “Acquisition” of the Company, as defined in the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, shall automatically incorporate and be governed by any amendments that are made to such plan from time to time.

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